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Exhibit 4.9

MAXAR TECHNOLOGIES LTD.
DIRECTORS’ DEFERRED SHARE UNIT PLAN

(as amended through January 1, 2019)

1.         Purpose of the Plan

The purpose of this Directors’ Deferred Share Unit Plan is to advance the interests of Maxar Technologies Ltd. (the “Company”) and its shareholders by enabling the Company to attract and retain the highest stature of directors and to align the interests of the directors with those of the shareholders.

2.         Definitions

For the purposes of this Plan and related documents, the following definitions apply:

“Act” means the Canada Business Corporations Act, as amended.

“Affiliate” has the meaning specified in the Act.

“Annual Retainer” means the annual retainer paid by the Company to the Directors for being directors of the Company; including the annual retainer paid to the Chair, but not including any annual retainer paid to any Director for acting as chair of any committee of the Board.

“Board” means the Board of Directors of the Company.

“Committee” means a committee of the Board designated from time to time by resolution of the Board, which committee shall consist of no fewer than two members of the Board.

“Company” means Maxar Technologies Ltd., a corporation governed by the laws of British Columbia or any successor thereof.

“Director” means a Person who is a member of the Board.

“DSU” means a deferred share unit issued to a Participant under the Plan.

“DSU Bank” means the accumulated entitlement to all DSU’s that have been issued to a Participant pursuant to this Plan.

“Effective Date” means October 1, 2003.

“Eligible Director” means

(a)	any Person who is not an employee of the Company or any Subsidiary, and who becomes Director of the Company after the Effective Date;

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(b)	any Non-Employee Director of the Company who was a Director as at the Effective Date, and who returns to the Company for cancellation any options held under the Option Plan; or
(c)

any Non-Employee of the Company who was a Director as at the Effective Date, and who has been a Director of the Company for a period of five years from the date of his or her initial appointment or election.

“Equivalent Amount” means, on a particular date in respect of an amount expressed in a currency other than U.S. dollars, the equivalent amount in U.S. dollars, determined by reference to the applicable exchange rate at which U.S. dollars may be exchanged into such currency as published by the Wall Street Journal for the closest preceding business day before such date; provided that, if at the time of any such determination, for any reason, no such exchange rate is being quoted or published, the Board may use such reasonable method as it considers appropriate to ascertain such rate, and the resulting determination shall be conclusive absent manifest error.

“Fair Market Value of a Share” means the closing sale price of the Shares on the New York Stock Exchange or, if that measure of price is not available, in a national market system for securities on the day before the issue date or the day before the day on which any action is to be taken as herein provided. In the event that there are no sales of Shares on any such exchange or market on the issue date (or such other day as is specified herein), the fair market value of Shares on the day before the issue date or such other day on which any action is to be taken or any determination is to be made as herein provided shall be deemed to be the closing sale price on the next preceding day on which Shares were sold on any such exchange or market. In the event that the Shares are not listed on any such market or exchange on the applicable date, a valuation of the fair market value of a Share on such date shall be made by the Board in its sole discretion.

“Freeze Date” means January 1, 2019.

“Maxar U.S.” means Maxar Technologies Inc., a Delaware corporation.

“Minimum Shareholding Threshold” means for each Participant, a number of Shares and/or DSU’s held by that Participant having a value equal to five times the aggregate of (i) the Annual Retainer paid to that Participant, and (ii) the dollar value of the DSU’s issued to that Participant, for any year; where the value of the Shares shall be equal to the Fair Market Value of a Share on the date of determination multiplied by the number of Shares held by the Participant and the value of DSU’s shall be equal to the Fair Market Value of a Share on the date of determination multiplied by the number of DSU’s in the DSU Bank of that Participant.

“Non-Employee Director” means any Director of the Company who is not an employee of the Company or any Subsidiary of the Company.

“Option Plan” means the Company’s 1999 Stock Option and Incentive Plan, as amended from time to time.

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“Participant” means a person who receives or holds DSU’s under the Plan.

“Person” shall mean an individual, corporation, partnership, association or other person or entity, or any group of two or more of the foregoing that have agreed to act together.

“Plan” means this Directors’ Deferred Share Unit Plan, as amended from time to time.

“Securities Laws” means all applicable laws, rules, regulations, rules, orders, and published policies relating in full or in part to trading in securities, to the extent legally enforceable.

“Security-Based Compensation Arrangement” means an option, option plan, employee share purchase plan, long-term incentive plan, phantom unit plan or any other compensation or incentive mechanism pursuant to which Shares from treasury are being issued to one or more directors, officers or employees of the Company or any subsidiary or current or past full-time or part-time employees of the Company or any subsidiary.

“Shares” means shares of the common stock of Maxar U.S.

“Subsidiary” has the meaning specified in the Act.

“Termination Date” means the date that the Participant voluntarily resigns or a Director ceases to be a Director of the Company.

3.         Administration of Plan

(a)        The Plan shall be administered by the Board. The Board shall have authority, not inconsistent with the express provisions of the Plan, to:

(i)

determine the terms and conditions of each issue of DSU’s, including the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting or forfeiture of any DSU’s issued;

(ii)	adopt such rules and regulations as the Board may deem necessary or appropriate to carry out the purposes of the Plan;
(iii)	interpret the provisions of the Plan and of any issue of DSU’s made hereunder and decide any questions and settle all controversies and disputes that may arise in connection with the Plan;
(iv)

waive the terms of the Plan in specific circumstances, or make such other determinations as it deems necessary or desirable for effective administration, in accordance with the purpose and objectives of the Plan; and

(v)	make, waive or revoke rules and regulations pertaining to the Plan.

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Notwithstanding the foregoing, the Committee cannot alter or waive any provision of the Plan that would have the effect of permitting a Participant to obtain any benefit or payout under the Plan earlier than set forth herein.

All decisions, determinations, interpretations or other actions by the Board with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, and Participants and their respective legal representatives, their successors in interest and permitted assigns and upon all other Persons claiming by, through, under or against any of them.

(b)        Subject to the Act but otherwise in its sole discretion, the Board may delegate some of its powers with respect to the Plan to a Committee (in which case references to the Board in this Plan shall be deemed to refer to the Committee, where appropriate).

4.         Effective Date

The Plan shall be effective as of the Effective Date.

5.         Issue of DSU’s

(a)	Each Eligible Director will be issued quarterly on the first business day of each quarter (January 1, April 1, July 1, October 1), a number of DSU’s equal to the quotient of:
(i)	one-quarter of that Eligible Director’s Annual Retainer, or one-quarter of the Equivalent Amount of the Annual Retainer calculated as of the day before the issue date; divided by
(ii)	the Fair Market Value of a Share,

rounded to the nearest second decimal.

(b)

If a person becomes an Eligible Director after January 1 of any year, that Eligible Director will be issued on the day such person becomes an Eligible Director, a number of DSU’s equal to the quotient of that Eligible Director’s pro rata portion of one-quarter of his or her Annual Retainer, or the pro-rata Equivalent Amount of one-quarter of the Annual Retainer calculated as of the day before the issue date, divided by the Fair Market Value of a Share, rounded to the second decimal.  After the first calendar quarter of that Eligible Director, the Eligible Director will receive DSU’s calculated pursuant to Section 5(a) for the balance of the quarters of that calendar year. For the purposes hereof, pro rata portion of one-quarter of the Annual Retainer will be determined by multiplying one-quarter of the Annual Retainer which would have been paid to an Eligible Director for the quarter in which the person became an Eligible Director by the fraction of the number of days in the calendar quarter that the person is an Eligible Director over the total number of days in that quarter.

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(c)

Notwithstanding the foregoing (a) and (b), any Participant who holds the Minimum Shareholding Threshold in Shares and/or DSU’s as at December 1 of any year, may elect annually, by notice in writing given to the Corporate Secretary on or before December 15, to have the amount of the DSU’s issuable to him or her in the following year pursuant to Section 5(a) hereof paid in cash in which event, the Company will pay to that Participant, subject as hereinafter provided, on the days as set forth in Section 5(a) an amount equal to the number of DSU’s that would be issuable to him or her pursuant to Section 5(a) multiplied by the Fair Market Value of a Share, less any applicable amount required to be withheld under any applicable income tax laws.

(d)	Notwithstanding anything to the contrary in this Plan, no DSU’s will be issued on or after the Freeze Date.

6.         Election with respect to Annual Retainer

Each Participant may elect, by notice in writing given to the Corporate Secretary on or before December 15 of any year to have his or her Annual Retainer for the following year, or the Equivalent Amount thereof, issued in DSU’s.  The DSU’s issued under this Section 6, from time to time, will be issued on the dates that such Annual Retainer or portion hereunder is paid to such Participants.  The number of DSU’s to be issued will be equal to the quotient of:

(a)	the amount of the electing Director’s Annual Retainer to be paid on that issue date, or the Equivalent Amount thereof calculated as of the day before the issue date; divided by
(b)	the Fair Market Value of a Share,

rounded to the nearest second decimal.

7.         Increase of DSU’s on Payment of Dividends

The number of DSU’s in each Participant’s DSU Bank will be increased between the period from the date of issue to that Participant’s Termination Date by an amount equal to the quotient of the dollar amount of any dividend declared by Maxar U.S. to holders of Shares, from time to time, multiplied by the number of DSU’s in the Participant’s DSU Bank divided by the Fair Market Value of a Share at the date of dividend payment, rounded to the second decimal.

8.         Adjustments

If the Company will, at any time, issue Shares by way of dividend or other distribution, or effect a Share split or consolidation of the outstanding Shares, the number of DSU’s in each Participant’s DSU Bank will be proportionately adjusted to reflect such Share dividend, Share split or consolidation.  In the case of any reclassification capital reorganization or other change of outstanding Shares (other than a change in par value or as a result of an issuance of Shares by way of dividend or other distribution or of a Share split or consolidation) or in case of any consolidation, amalgamation, merger, arrangement, or any business combination of the Company with or into

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another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and does not result in any reclassification, capital reorganization or other change of outstanding Shares) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Board will cause provision to be made to that the number of DSU’s in each Participant’s DSU Bank will be equivalent to the kind and amount of share or other securities and property receivable upon such reclassification, capital reorganization or other change, consolidation, amalgamation, merger, business combination, sale or conveyance as would be received by a holder of Shares at the time of such reclassification, capital reorganization or other change, consideration, merger, sale or conveyance.

9.         DSU’s not Securities

DSU’s are not securities and are only a term used to determine a method of paying an incentive to Participants.  Under no circumstances will DSU’s be considered Shares, nor entitle any Participant to the exercise of voting rights, the receipt of dividends (other than the DSU’s allocated pursuant to Section 7) or the exercise of any other rights attaching to the ownership of Shares.

10.       Winding Up of a Participant’s DSU Bank

Immediately upon a Participant’s Termination Date, the Company will windup that Participant’s DSU Bank.  All DSU’s will be converted into cash and paid to the Participant, less any applicable amounts required to be withheld under any income tax laws (the “Deductions”), by the Company within thirty (30) days of the Termination Date.  The value for each DSU will be the Fair Market Value of a Share on the Termination Date (or the last trading day of the New York Stock Exchange prior to the Termination Date).  The effective date, for the purpose of income tax calculation on the proceeds of such windup will be the Termination Date.  Notwithstanding the foregoing and provided that the Shares are traded on a recognized stock exchange, the Company shall, at its discretion, on the wind-up of a Participant’s DSU Bank, elect to issue from treasury to that Participant, Shares equal to the number of DSU’s in that Participant’s DSU Bank, which Shares will be issued at the Fair Market Value of a Share on the Termination Date.  In the event of the issue of Shares, the Participant shall forthwith pay to the Company in cash an amount equal to the Deductions payable by that Participant.  Any issue of Shares hereunder is subject to the prior approval of the New York Stock Exchange and the shareholders of the Company.

11.       Reservation of Shares

There are hereby reserved for issuance pursuant to Section 10 of the Plan, 100,000 Shares.

12.       Limitation of Issue of DSU’s

Any issue of DSU’s shall be subject to the following limits if the Company shall determine to issue Shares from treasury to satisfy the payment of any DSU’s:

(a)	the aggregate number of Shares reserved for issuance upon the exercise of all deferred share units granted under this Plan and any appreciation units granted

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under any other Security-Based Compensation Arrangement of the Company, shall not exceed 10% of the issued and outstanding Shares;

(b)

the aggregate number of Shares issuable to insiders (as defined in the Securities Act (BC)) under this Plan, and any other Security-Based Compensation Arrangement of the Company cannot at any time exceed 10% of the issued and outstanding Shares; and

(c)

the aggregate number of Shares issued to insiders (as defined in the Securities Act (BC)) under this Plan, and any other Security-Based Compensation Arrangement of the Company within a one-year period, cannot exceed 10% of the issued and outstanding Shares.

13.       Taxes

The Board shall make such provisions and take such steps as it deems necessary or appropriate for the withholding of any federal, provincial, state, local and other tax required by law to be withheld by the Company with respect to the issue of DSU’s, or with respect to any payment for any DSU’s pursuant to Section 5(c).  In the event of the issue of Shares from treasury by the Company to satisfy payment of DSU’s, the Participant shall forthwith pay to the Company the amount of any tax required.

14.       Certain Rights

Neither the adoption of the Plan nor the issue of any DSU’s shall confer upon any Participant any right to continue as a director of the Company or affect in any way the rights of the shareholders or the Board with respect thereto.

15.       Corporate Action

Nothing contained in the Plan shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company, acting in good faith, to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any outstanding DSU’s, provided that the Company shall not undertake any such corporate action with the intent to adversely prejudice any outstanding DSU’s.

16.       Amendment or Termination of Plan

(a)	The following amendments to the Plan or to DSU’s granted thereunder must be approved by the shareholders of the Company:
(i)	an amendment allowing a Participant to transfer DSU’s, other than by will or pursuant to the laws of succession;
(ii)	an increase in the number of treasury Shares reserved for issuance under the Plan.

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(b)

Subject to the foregoing paragraph, the Board may amend, suspend or terminate the Plan and any DSU’s granted thereunder without obtaining the prior approval of the shareholders.  However, the Board must obtain, where necessary, the prior consent of applicable regulatory authorities and the New York Stock Exchange.  Without limiting the generality of the foregoing, the Board may decide to:

(i)	wind up, suspend or terminate the Plan;
(ii)	terminate a DSU granted under the Plan;
(iii)	modify the eligibility for, and limitations on, participation in the Plan;
(iv)	modify the terms on which the DSU’s may be granted, terminated, cancelled and adjusted;
(v)	amend the provisions of the Plan to comply with applicable laws, the requirements of regulatory authorities or applicable stock exchanges;
(vi)	amend the Plan or a DSU to correct or rectify an ambiguity, a deficient or inapplicable provision, an error or an omission; and
(vii)	amend a provision of the Plan relating to the administration or technical aspect of the Plan.

The amendments, suspension or termination of the Plan shall not, except with the written consent of the Participants concerned, in any way affect the terms and conditions of DSU’s previously granted under the Plan if such amendment would materially adversely affect the rights of a Participant.

For greater certainty, the only effect of a termination of the Plan will be that, subject to the following, the award of additional DSU’s will be discontinued as of a specific date and no new participants will be admitted to the Plan thereafter.

17.       Notices

Any notice to be given to a Participant may be delivered personally, by facsimile or using regular mail or courier services to the address for the Participant as shown in the books of the Company.  Any notice given to the Company may be delivered personally, by facsimile or using regular mail or courier services to the Corporate Secretary at the address of the Company at 13800 Commerce Parkway, Richmond, B.C., V6V 2J3.

18.       Section 409A

(a)

General.  The Company intends that all DSU’s and other rights under this Plan be structured to comply with Section 409A of the U.S. Internal Revenue Code of 1986 and all regulations, guidance and other interpretive authority thereunder (“Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply.  Notwithstanding anything in the Plan to the contrary, the

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Board may, without a Participant’s consent, amend this Plan and any DSU’s, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of DSU’s and other rights under this Plan, including any such actions intended to comply with Section 409A.  The Company makes no representations or warranties as to a DSU’s or any other right’s tax treatment under Section 409A or otherwise.  The Company will have no obligation under this Section 18 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any DSU or other right under this Plan and will have no liability to any Participant or any other person if any DSU or other right under this Plan is subject to taxes, penalties or interest under Section 409A.

(b)

Separation from Service.  Any payment or settlement of DSU’s or other right under this Plan upon a Participant’s Termination Date will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination Date.  For purposes of this Plan references to a “termination” or like terms means a “separation from service.”

19.       General Provisions

(a)	Non-Transferability of DSU’s. No DSU’s may be transferred, encumbered, pledged or alienated in any way other than by will or by the laws of succession, and subject to the terms of the Plan.
(b)	Titles and Headings. Titles and headings of sections of the Plan are for convenience of reference only and shall not affect the construction of any provision of the Plan.
(c)

Governing Law. The Plan shall be governed by, interpreted under and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the Province of British Columbia and the federal laws of Canada applicable therein.

(d)

Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

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The Plan was duly adopted by the Board of Directors of the Company as of November 5, 2003 and as amended effective February 24, 2011, October 28, 2014, February 25, 2015, November 1, 2017 and January 1, 2019.

/s/ Michelle Kley
Michelle Kley
Senior Vice President, Chief Legal Officer,
General Counsel and Secretary